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                                                                    EXHIBIT 77C

SHAREHOLDER MEETING RESULTS
(UNAUDITED)

COLUMBIA VARIABLE PORTFOLIO - HIGH INCOME FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - Income Opportunities Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

   VOTES FOR        VOTES AGAINST      ABSTENTIONS       BROKER NON-VOTES
--------------    ----------------    -------------     -------------------
  16,142,292           493,244           768,143                0

SHAREHOLDER MEETING RESULTS
(UNAUDITED)

COLUMBIA VARIABLE PORTFOLIO - MID CAP GROWTH FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

   VOTES FOR       VOTES AGAINST      ABSTENTIONS        BROKER NON-VOTES
--------------    ---------------    -------------      -------------------
   3,165,693         116,760            255,856                 0